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                         INDEPENDENT AUDITORS' CONSENT
The Board of Directors
CCB Financial Corporation
     We consent to incorporation by reference in Registration Statements (No. 33-61268) on Form S-8, (No. 33-61272) on Form S-8, (No. 33-53595) on Form S-8,
(No. 33-53593) on Form S-8, (No. 33-54645) on Form S-8, and (No. 33-61270) on
Form S-8 of CCB Financial Corporation of our report dated January 17, 1995, relating to the consolidated balance sheets of CCB Financial Corporation and subsidiaries as of December 31, 1994 and 1993, and related consolidated statements of income, shareholders' equity, and cash flows for each of the years in the three-year period ended December 31, 1994, which report appears in the December 31, 1994 annual report on Form 10-K of CCB Financial Corporation.
                                       /s/ KPMG Peat Marwick LLP
Raleigh, North Carolina
March 10, 1995